EXHIBIT 99
Dear Coworkers, Customers, Partners and Shareholders:
The pursuit of growth at CDW is constant. To drive growth, we respond to our customers’ technology needs with a sense of urgency and consistently achieve operational excellence. And nobody does this better than our coworkers. Thanks to their outstanding efforts, 2005 was another year of records at CDW.
Record revenue of $6.3 billion grew 9.7 percent; record net income of $272 million rose 12.7 percent; and record diluted earnings per share of $3.26 increased 16.8 percent. In addition to delivering a record year, our coworkers’ dedication and spirit was recognized once again, as we made the FORTUNE® “100 Best Companies to Work For” list. At No. 34 this year, we are part of an elite group of five companies to achieve a position of No. 40 or better for eight years in a row.
The enduring philosophy at CDW is to never let up and never be satisfied. While 2005 was a good year, we did not consider it a great year. We set lofty goals for ourselves that we did not fully reach. Although we exceeded the market rate of growth by more than two times (based on our estimates), we wanted to grow revenue even faster. While we invested in our business and grew operating income by 6.8 percent, we did not achieve operating leverage, as operating income growth was less than revenue growth. And part of the growth in our record EPS came from non-operating benefits, such as lower tax rates and fewer shares outstanding.
Our operational excellence is among the best in our industry, and we will remain focused on improving productivity and efficiency. However, we understand that our investors always expect more from us as a market leader. Clearly, our primary opportunity to achieve earnings growth is through revenue growth and continuing to take market share. No matter how big we become, we will challenge ourselves to do better.
In 2005, we demonstrated continued strength in several key financial metrics. Cash flow from operations was a robust $304 million, return on capital was 22.4% and return on invested capital was 43.5%. Using our cash, we returned $293 million to shareholders through share repurchases and dividends.
The road ahead for CDW focuses on growth by continuing to better serve our customers. In the fall of 2005, we laid the foundation for growth in 2006 and beyond with the internal announcement of our CDW Roadmap. Important components include:
Our vision: to be the world’s biggest — and best — direct technology provider for business, government and education.
Our purpose: to help our customers achieve their goals by providing them with the technology advice and products they need — when they need them.
Our value proposition: we respond with a sense of urgency to customers’ technology needs by understanding each customer’s needs and buying requirements, providing fast, accurate answers to product questions, and shipping quickly from the industry’s largest in-stock inventories.

Because we are never satisfied, we constantly challenge ourselves and set new goals. Our latest short-term objective is to reach $10 billion in revenue by the end of 2008. We will work to achieve this goal through a combination of organic growth and acquisition activity.
To realize our vision, we need to invest in our infrastructure to be able to grow revenue. During December 2005, we opened our new state-of-the-art distribution center in North Las Vegas, Nevada. The Western Distribution Center (WDC) team performed miracles. After breaking ground in June, we began operations in mid-December. In six months, start to finish, the team oversaw the construction and initial build out of the new 513,000 square foot facility. A total of 11 acres under roof, it can hold nine football fields and has 190 miles of wiring for seven miles of conveyors. Most important, when fully outfitted, it will be able to ship twice the number of boxes per hour of our 450,000 square foot Vernon Hills, Illinois, distribution center. The WDC team did an exceptional job at great personal sacrifice to accomplish this incredible feat in only six months.
In addition to investing in the new Western Distribution Center, we need to expand our office space to accommodate more coworkers in sales and support functions. We made commitments to lease additional office space next to our headquarters in Vernon Hills and consolidate and add to our space in downtown Chicago.
During 2005, we continued to implement ways to better serve our customers by realigning our sales teams. Within our public sector, we completed the realignment of the education sales teams to correspond with the geographic organization of our state and local sales team. We said last year that we would focus more on industry verticals. In July 2005, we launched our healthcare vertical by combining approximately 10,000 healthcare accounts and the sales teams from both the corporate and public sector segments. This new dedicated team will address the unique IT needs of a range of customers within the burgeoning field of healthcare.
In 2006, we will further refine our customer segmentation. Following the successful geographic alignment of our public sector, we are initiating a similar strategy for the corporate sector. Launched on March 1, 2006, this next level of segmentation involves aligning approximately 60,000 medium and large customer accounts based on a similar geographic organization as the public sector. With this change, we expect to improve customer service, maximize coverage of our customer accounts, drive new business and better align our sales force with our vendor partners.
We continued to develop our Canadian subsidiary in 2005. We increased the number of account managers by a third and nearly doubled our revenue. Our Canadian team exudes great optimism about our growth prospects in Canada – which is our first international market.
Change is constant in our industry. Whether we respond to changes with our partners or initiate change internally, we must continually adapt in order to win our customers’ business and take market share.
In 2005, two of our major partners underwent significant change that is enhancing our ability to serve our customers. First, HP chose a new leader who is committed to driving better execution and profitability across the organization, thus enabling us to offer customers an improved experience and more competitive prices when buying HP products. Second, IBM sold its personal computer division to Lenovo, the leading Chinese personal computer company. Lenovo’s recent introduction of innovative new products in a range of price points will improve our ability to offer our customers even more choices. We continue to work closely with our many vendor partners. Our customers count on us to provide the best the industry has to offer, and maintaining strong win-win vendor partnerships is key to fulfilling this expectation. We know that one thing does not change: for nearly every one of our major vendor partners – we remain their No. 1 DIRECT MARKETER.
In January 2006, we restructured our executive team to better position ourselves to achieve our goals. We consolidated our sales groups, teamed our purchasing and marketing departments together, and combined our service efforts into a single organization. Leading these groups will be Jim Shanks, Harry Harczak and Doug Eckrote, respectively. In addition to Jim, Harry and Doug, the other members of our senior leadership team are Dennis Berger, Barbara Klein, Chris Leahy and Jon Stevens. This leadership team has no peer in the industry, and I could not be more pleased with each and every one of them. They are exceptional leaders and great team members. I feel privileged to work with them and all the coworkers of CDW.
Finally, our senior leadership team and I want to thank all our coworkers for their hard work and positive attitude as they go about their jobs every day. In addition to their focus on serving our customers, they demonstrate a concern for those less fortunate. In 2005, they voted to cancel our annual holiday party and donate the party’s budget for Gulf Coast hurricane relief. We also sent nine coworker volunteers to Thailand for two weeks to help Habitat for Humanity build homes for tsunami victims.
Nobody does it better than our CDW coworkers!
Thank you for your confidence and support.
Sincerely,
John A. Edwardson
Chairman and Chief Executive Officer
March 3, 2006